EXHIBIT 10.1

FULL AND COMPLETE RELEASE OF LIABILITY (the “Release”)

I, Gregory D. Waller, for good and adequate consideration consisting of an agreement by Sybron Dental Specialties, Inc. to provide me with the payments and benefits described in paragraph 6 of the Termination Agreement (as amended by the 1st and 2nd Amendments to the Termination Agreement) between me and Sybron Dental Specialties, Inc. dated November 16, 2004, a copy of which is attached hereto, IRREVOCABLY WAIVE, RELEASE AND RELINQUISH (i) ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION, which I have presently or may have in the future, as a result of any act, omission or event occurring prior to the date I sign this Release, whether known to me at this time or not, against Sybron Dental Specialties, Inc. and its shareholders, officers, directors, successors, predecessors, assigns, affiliates, agents and employees, either past, present or future (hereinafter collectively referred to as the “Releasees”); and (ii) any claims, demands or causes of action against any of the Releasees, whether individually or collectively, for any amounts, benefits or any other obligations owed to me by the any of the Releasees as a result of, on account of or arising out of the Executive Employment Agreement dated November 4, 2002 entered into by and between the Company and me.

The rights, claims and causes of action waived, released and relinquished include but are not limited to: all claims for wages that have been paid, non-vested salaries, benefits, sick pay, accrued vacation pay, termination pay, severance pay; all rights, causes of action and claims which arise out of the employer/employee relationship whether expressed or implied by operation of law that exist because of my employment with any of the Releasees; and ALL claims and causes of action for any type of discrimination prohibited under the Federal Laws of either the United States or any State Law in the United States* (except for any rights which I may have with respect to a deferred vested pension or savings and thrift plan).

This Release does not extend to rights, claims or causes of action for age discrimination that arise out of acts, events or omissions that occur after the date this Release is signed. This Release does not apply to any claim for vested retirement benefits nor any claim to the state of California for unemployment benefits.

In granting the above release, I acknowledge that the Releasees are not, in any manner, admitting liability to me on any basis or under any law.

In signing this Release, I intend to and do hereby waive any rights I may have under the provisions of Section 1542 of the Civil Code of California, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

I hereby acknowledge my understanding that for purposes of this Release, the terms “creditor,” “his” and “him,” as used and referred to in the above-quoted language of Section 1542 refers to me. The term “debtor,” as used and referred to in the above-quoted language of Section 1542 refers to the Releasees.

In signing this Release I understand that I am acknowledging that (i) I have read this Release and understand its terms; (ii) I am entering into this Release of my own free will and free from duress or undue influence; (iii) I was given twenty-one (21) days to review the Release, to consider whether to sign it and to consult with a lawyer of my choosing to explain the extent to which this Release bars all claims and causes of action against the Releasees; and (iv) I understand I can revoke or cancel this Release at any time within seven (7) days of the date I sign and date this Release, provided I give notice of the revocation to the Vice-President of Human Resources of Sybron Dental Specialties, Inc. at 1717 West Collins Avenue, Orange, CA 92867 within the seven (7) day revocation period.

IF THIS FULL AND COMPLETE RELEASE OF LIABILITY IS NOT REVOKED OR CANCELED WITHIN SEVEN DAYS OF THE DATE IT IS SIGNED, IT SHALL BECOME FINAL AND BINDING.

Dated: May 12, 2005

/s/ Stephen J. Tomassi	/s/ Gregory D. Waller
Witness	Gregory D. Waller

*	A representative listing of the type of claims, rights and causes of action being waived, relinquished and released hereunder is attached as Exhibit 1. This is not intended to be an exhaustive list but rather a representative listing of the type of claims, rights and the causes of action being waived, relinquished and released.

EXHIBIT 1

REPRESENTATIVE LISTING

OF THE

CLAIMS, RIGHTS AND CAUSES OF ACTION RELEASED

The list set forth below is a representative sample of the types of claims, rights and causes of action being waived, relinquished and released hereunder. It is not intended to be a complete list.

Federal Law:

Any and all rights, claims or causes of action based upon, arising out of or on account of, in whole or in part, Title VII of the Civil Rights Act of 1964 and 1991 (race, color, religion, national origin or sex); the Age Discrimination in Employment Act of 1967 (age); the Older Workers Benefits Protection Act (age); the Vocational Rehabilitation Act of 1973 (handicapped); 42 U.S.C. sec. 1981, 1986 and 1988 (race); the Employee Retirement Income Security Act (ERISA pension and employee benefits); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); sec. 301 of the Labor Management Relations Act, 29 U.S.C. Sec. 185 et seq. (suits for breach of the Collective Bargaining Agreement); the Fair Labor Standards Act (minimum wage and overtime pay); the Labor Management Relations Act (rights protected by the National Labor Relations Board); the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; the American Disabilities Act; the Sarbanes-Oxley Act of 2002; and Federal Common Law.

State Law:

Any and all rights, claims or causes of action based upon, arising out of or on account of, in whole or in part, any statutory or common law of any State of the United States, including but not limited to claims under California’s Fair Employment and Housing Act and the California Labor Code; any laws, regulations or ordinances relating to the employer/employee relationship under any state in the United States; any tort, breach of express or implied employment contracts; wrongful discharge; workers’ compensation; retaliation; tortious interference with contractual relations; or loss of consortium.